Exhibit 10.4

Dated 25 May 2018

NEFELI NAVIGATION S.A.

as Borrower

and

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

and

BNP PARIBAS

as Agent and Security Trustee

LOAN AGREEMENT

relating to a $25,000,000 term loan facility to finance

the acquisition cost of m.v. “ADAMASTOS” (tbr.“NAVIOS UNISON”)

Index

Clause		Page
1	Interpretation	1
2	Loan Facility	20
3	Position of the Lenders	20
4	Drawdown	21
5	Interest	23
6	Interest Periods	25
7	Default Interest	26
8	Repayment and Prepayment	27
9	Conditions Precedent	29
10	Representations and Warranties	30
11	General Undertakings	33
12	Corporate Undertakings	38
13	Insurance	39
14	Ship covenants	45
15	Security Cover	50
16	Payments and Calculations	51
17	Application of Receipts	54
18	Application of Earnings	55
19	Events of Default	57
20	Fees and Expenses	62
21	Indemnities	63
22	No Set-off or Tax Deduction	66
23	Illegality, etc	68
24	Increased Costs	69
25	Set-off	70
26	Transfers and Changes in Lending Offices	71
27	Variations and Waivers by majority lenders	75
28	Notices	76
29	Supplemental	78
30	Confidentiality	80
31	Law and Jurisdiction	84
32	Bail-In	85
33	Miscellaneous	85
34	Confidentiality of Funding Rates and Reference Bank Quotations	86
Schedules
Schedule 1 Lenders and Commitments		88
Schedule 2 Drawdown Notice		89
Schedule 3 Condition Precedent Documents		90
	Part A	90
	Part B	91
Schedule 4 Transfer Certificate		94
Schedule 5 Vessel Details		98
Execution
Execution Page		99

THIS LOAN AGREEMENT is made on 25 May 2018

PARTIES

(1)	NEFELI NAVIGATION S.A. a corporation incorporated and existing under the laws of the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as Borrower.

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders.

(3)	BNP PARIBAS acting through its office at 35, rue de la Gare, CVA05A1, 75019, Paris, France as Agent and Security Trustee.

WHEREAS

The Lenders have agreed to make available to the Borrower, in one advance, a senior secured term loan facility in an amount equal to the lesser of (a) $25,000,000, (b) 60 per cent. of the Initial Market Value of the Ship and (c) 50 per cent. of the Purchase Price, which shall be made available for the purpose of financing part of the acquisition cost of the Ship.

BACKGROUND

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

“Account” means each of the Earnings Account and the Retention Account and, in the plural, means all of them;

“Account Bank” means BNP Paribas (Suisse) SA, acting through its office at Place de Hollande 2, CP CH-1211, Geneva 11, Switzerland;

“Account Pledge” means, in relation to each Account, a deed of pledge of that Account in such form as the Lenders may approve or require, and in the plural means all of them;

“Advance” means the borrowing of the term loan facility made or, as the case may be, to be made available under this Agreement as described in Clause 2;

“Affected Lender” has the meaning given in Clause 5.7;

“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Agent and the Security Trustee in such form as the Lenders may approve or require;

“Agent” means BNP Paribas acting through its office at 35, rue de la Gare, CVA05A1, 75019, Paris, France or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Applicable Person” has the meaning given in Clause 29.4;

“Approved Broker” means any of Arrow Valuations Ltd, Barry Rogliano Salles, Braemar ACM Shipbroking, H Clarkson & Co. Ltd., E.A. Gibsons Shipbrokers, Fearnleys, Galbraith, Simpson Spencer & Young, Howe Robinson & Co Ltd London and Maersk Broker K.S. (to include, in each case, their successors or assigns and such subsidiary or other company in the same corporate group through which valuations are commonly issued by each of these brokers), or such other first-class independent broker as the Borrower and the Agent (acting on the instructions of the Majority Lenders) may agree in writing from time to time;

“Approved Flag” means the flag of Liberia, the Marshall Islands or such other flag as the Agent (acting on the instructions of the Majority Lenders) may approve as the flag under which the Ship is or, as the case may be, shall be registered;

“Approved Flag State” means the Republic of Liberia, the Republic of the Marshall Islands or any other country in which the Agent (acting on the instructions of the Majority Lenders) may approve that the Ship is or, as the case may be, shall be registered;

“Approved Manager” means in respect of the commercial and technical management of the Ship, Navios Containers in its capacity as commercial and technical manager, any affiliate of the Corporate Guarantor or any other company which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and technical manager of the Ship;

“Approved Manager’s Undertaking” means a letter of undertaking including, without limitation, an assignment of the Approved Manager’s rights, title and interest in the Insurances of the Ship executed or to be executed by the Approved Manager in favour of the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the manager of the Ship and subordinating the rights of the Approved Manager against the Ship and the Borrower to the rights of the Creditor Parties under the Finance Documents, in such form as the Security Trustee, with the authorisation of the Lenders, may approve or require and, in the plural, means all of them;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)	10 June 2018, or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrower; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers.

“Bail-In Legislation” means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Balloon Instalment” has the meaning given to it in Clause 8.1;

“Borrower” means Nefeli Navigation S.A., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Business Day” means a day on which banks are open in London, Athens, Paris and Geneva and in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Charterparty” means any charterparty in respect of the Ship of a duration exceeding or capable of exceeding 12 months, made on terms and with a charterer acceptable in all respects to the Lenders, including the Existing Charter;

“Charterparty Assignment” means the deed of assignment of any Charterparty in favour of the Security Trustee, in such form as the Lenders may approve or require;

“Code” means the United States Internal Revenue Code of 1986;

“Collateral Finance Documents” means the Collateral Guarantees, the Collateral Mortgages, the Collateral General Assignments and the Collateral Manager’s Undertakings;

“Collateral General Assignment” means, in relation to a Collateral Ship, a second priority general assignment of the Earnings, the Insurances and any Requisition Compensation of that Collateral Ship, in such form as the Lenders may approve or require and in the plural means all of them;

“Collateral Guarantee” means, in relation to a Collateral Owner, a guarantee of the Borrower’s obligations under this Agreement and the other Finance Documents, in such form as the Lenders may approve or require and in the plural means all of them;

“Collateral Manager” means, in relation to:

(a)	Collateral Ship A and Collateral Ship C, Navios Shipmanagement Inc. a corporation incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands; and

(b)	Collateral Ship B and Collateral Ship D, Navios Containers,

or any other company (for the avoidance of doubt, other than an affiliate of Navios Shipmanagement Inc.) which the Agent (acting on the instructions of the Majority Lenders) may approve from time to time as the commercial and technical manager of the Collateral Ships;

“Collateral Manager’s Undertaking” means, in relation to a Collateral Ship, a letter of undertaking including, without limitation, an assignment of the Approved Manager’s rights, title and interest in the Insurances of that Collateral Ship executed or to be executed by the Approved Manager in favour of the Security Trustee agreeing certain matters in relation to the Approved Manager serving as the manager of that Collateral Ship and subordinating the rights of the Collateral Manager against that Collateral Ship and the relevant Collateral Owner to the rights of the Creditor Parties under the Finance Documents, in such form as the Security Trustee, with the authorisation of the Lenders, may approve or require and, in the plural, means all of them;

“Collateral Owner” means each of Collateral Owner A, Collateral Owner B, Collateral Owner C and Collateral Owner D and, in plural, means all of them;

“Collateral Owner A” means Theros Ventures Limited, a corporation incorporated and existing under the laws of the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Collateral Owner B” means Legato Shipholding Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Collateral Owner C” means Peran Maritime Inc., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Collateral Owner D” means Zoner Shiptrade S.A., a corporation incorporated and existing under the laws of the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Collateral Mortgage” means, in relation to a Collateral Ship, the second preferred or, as the case may be, priority ship mortgage and, if applicable, deed of covenant collateral thereto on that Collateral Ship, executed by the relevant Collateral Owner which is the owner thereof in favour of the Security Trustee or (as the case may be) the Lenders, in such form as the Lenders may approve or require and in the plural means all of them;

“Collateral Ship” means each of Collateral Ship A, Collateral Ship B, Collateral Ship C and Collateral Ship D and, in plural, means all of them;

“Collateral Ship A” has the meaning given to that term in Schedule 5;

“Collateral Ship B” has the meaning given to that term in Schedule 5;

“Collateral Ship C” has the meaning given to that term in Schedule 5;

“Collateral Ship D” has the meaning given to that term in Schedule 5;

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1 or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association (LMA) or in any other form agreed between the Borrower and the Agent;

“Confidential Information” means all information relating to the Borrower, any Security Party, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 30; or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or any quotation supplied to the Agent by a Reference Bank;

“Contractual Currency” has the meaning given in Clause 21.5;

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Corporate Guarantee” means the guarantee to be given by the Corporate Guarantor in favour of the Security Trustee, guaranteeing the obligations of the Borrower under this Agreement and the other Finance Documents, in such form as the Lenders may approve or require;

“Corporate Guarantor” means Navios Maritime Containers Inc., a corporation incorporated in the Marshall Islands whose registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and registered on the Norwegian over-the-counter market in Oslo;

“Creditor Party” means the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time;

“Delivery Date” means the date on which the Ship is delivered by the Seller to the Borrower under the MOA;

“Designated Shareholder” means Mrs Angeliki Frangou either directly or indirectly (through entities owned and controlled by her or trusts or foundations of which she is the beneficiary) and/or Navios Maritime Partners L.P. and/or Navios Maritime Holdings Inc. or any of their affiliates being, either individually or together, the ultimate beneficial owner(s) of, or having ultimate control of the voting rights attaching to, at least 20 per cent. of all the issued shares in the Corporate Guarantor and in the plural means all of them;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date requested by the Borrower for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

“Drawdown Notice” means the notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to a Security Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner owning that Security Ship or the Security Trustee and which arise out of the use or operation of that Security Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to that Owner or the Security Trustee in the event of requisition of the Security Ship owned by it for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Security Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever that Security Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Security Ship;

“Earnings Account” means an account in the name of the Borrower with the Account Bank which is designated by the Agent in writing as the Earnings Account in respect of the Ship for the purposes of this Agreement;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means in relation to a Security Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained and/or injuncted and/or that Ship and/or the Borrower or Collateral Owner which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Borrower or Collateral Owner which is the owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Existing Charter” has the meaning given to that term in Schedule 5;

“Existing Charterer” has the meaning given to that term in Schedule 5;

“Facility” means the term loan facility made available under this Agreement as described in Clause 2.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Creditor Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Corporate Guarantee;

(d)	the General Assignment;

(e)	the Mortgage;

(f)	the Account Pledges;

(g)	any Charterparty Assignments;

(h)	the Approved Manager’s Undertaking;

(i)	the Negative Pledge;

(j)	the Collateral Finance Documents; and

(k)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, the Corporate Guarantor, the Shareholder, the Approved Manager, a Collateral Owner, the Collateral Manager or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Funding Rate” means any rate notified to the Agent by a Lender pursuant to Clause 5.12;

“General Assignment” means the general assignment of the Earnings, the Insurances and any Requisition Compensation of the Ship, in such form as the Lenders may approve or require and in the plural means all of them;

“Group” means together, the Corporate Guarantor and its wholly-owned subsidiaries (direct or indirect) including, but not limited to, the Borrower and the Collateral Owners from time to time during the Security Period and “member of the Group” shall be construed accordingly;

“IACS” means the International Association of Classification Societies;

“Initial Market Value” means the Market Value of the Ship determined by taking the valuation referred to in paragraph 4 of Schedule 3, Part B;

“Insurances” means, in relation to a Security Ship:

(a)	all policies and contracts of insurance, including entries of that Security Ship in any protection and indemnity or war risks association, which are effected in respect of that Security Ship, the Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 6;

“Interpolated Screen Rate” means, in relation to LIBOR for an Interest Period, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than that Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds that Interest Period,

each as of 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan;

“ISM Code” means, in relation to its application to the Borrower, the Ship and their operation:

(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship or the Borrower’s compliance with the ISM Code which the Agent may require;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924 (22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Legato Finance Documents” means the “Finance Documents” as defined in the Legato Loan Agreement;

“Legato Loan Agreement” means the loan agreement dated 20 December 2017 (as amended and supplemented from time to time) and entered into between, amongst others, the Collateral Owners as joint and several borrowers, the banks and financial institutions listed in schedule 1 thereto (the “Legato Lenders”) and the Agent as agent pursuant to which the Legato Lenders made available to the Collateral Owners a loan facility of (originally) $24,000,000;

“Lender” means, subject to Clause 26.6:

(a)	a bank or financial institution listed in Schedule 1 and acting through its branch or office indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

“LIBOR” means, for an Interest Period:

(a)	the applicable Screen Rate;

(b)	(if no Screen Rate is available for that Interest Period) the Interpolated Screen Rate; or

(c)	if:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for that Interest Period and it is not possible to calculate an Interpolated Screen Rate,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, 11.00 a.m. (London time) on the Quotation Day for the currency of the Loan and for a period equal in length to that Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

Majority Lenders” means:

(a)	before the Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after the Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

“Margin” means 3 per cent. per annum;

“Market Value” means the market value of the Ship determined from time to time in accordance with Clause 15.4;

“Minimum Liquidity” has the meaning given in Clause 11.21;

“MOA” has the meaning given to that term in Schedule 5;

“Mortgage” means the first preferred or, as the case may be, priority ship mortgage and, if applicable, deed of covenant collateral thereto on the Ship, executed by the Borrower which is the owner thereof in favour of the Security Trustee or (as the case may be) the Lenders, in such form as the Lenders may approve or require and in the plural means all of them;

“Navios Containers” means Navios Containers Management Inc., a corporation incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Marshall Islands

“Negative Pledge” means the negative pledge agreement to be given by the Shareholder in favour of the Security Trustee in relation as security for the obligations of the Borrower under this Agreement and the other Finance Documents, in such form as the Lenders may approve or require and in the plural means all of them;

“Negotiation Period” has the meaning given in Clause 5.10;

“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.2 as the context requires;

“Owner” means, in relation to: (a) the Ship, the Borrower and (b) each Collateral Ship, the Collateral Owner which is the registered owner of that Collateral Ship and, in the plural, means all of them;

“Payment Currency” has the meaning given in Clause 21.5;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship, provided such liens do not secure amounts more than 45 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Person” has the meaning given to it in Clause 10.18;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

“Purchase Price” means the total price payable for the Ship under the MOA;

“Quotation Date” means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

“Reference Bank” means, in relation to the determination of LIBOR and any mandatory costs, the London office of BNP Paribas or such other bank as may be appointed by the Agent after consultation with the Borrower;

“Reference Bank Quotation” means any quotation supplied to the Facility Agent by a Reference Bank.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks, as the rate at which the Reference Bank could borrow funds in the London interbank market, in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an affiliate of the investment manager or investment adviser of the first fund.

“Relevant Person” has the meaning given in Clause 19.9;

“Repayment Date” means a date on which a repayment is required to be made under Clause 8;

“Repayment Instalment” has the meaning given to it in Clause 8.1;

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Retention Account” means an account in the name of the Borrower with the Account Bank designated “Nefeli Navigation S.A. – Retention Account” or any other account (with that or another office of the Account Bank) which replaces this account and is designated by the Agent as the Retention Account for the purposes of this Agreement;

“Sanctioned Person” has the meaning given to it in Clause 10.18;

“Sanctioned Country” has the meaning given to it in Clause 10.18;

“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council and/or the European Union and/or the French Republic and/or Her Majesty’s Treasury and/or the State Secretariat for Economic Affairs of Switzerland (SECO) or other relevant sanctions authority;

“Screen Rate” means the London interbank offered rate administrated by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Security Cover Ratio” means, at any relevant time, the aggregate of:

(a)	the Market Value of the Ship; plus

(b)	the aggregate Market Values of the Collateral Ships, less at any relevant time the amount of the Market Values of the Collateral Ships which is needed to satisfy the minimum security cover ratio required to be maintained pursuant to clause 15.1 of the Legato Loan Agreement; plus

(c)	the net realisable value of any additional security provided at that time under Clause 15,

at that time expressed as a percentage of the Loan;

“Secured Liabilities” means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind; and

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken.

“Security Party” means the Corporate Guarantor, the Approved Manager, the Shareholder, each Collateral Guarantor, the Collateral Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Security Trustee” means BNP Paribas acting through its office 35, rue de la Gare 75019 Paris, France, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

“Seller” has the meaning given to that term in Schedule 5;

“Shareholder” means Boheme Navigation Company, a corporation incorporated and existing in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

“Security Ship” means each of (a) the Ship and (b) a Collateral Ship and, in the plural, means all of them;

“Ship” has the meaning given to that term in Schedule 5;

“Total Loss” means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship or a Collateral Ship (as the case may be) whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension unless the Ship or that Collateral Ship (as the case may be) is within 30 days redelivered to the full control of the Borrower or the Collateral Owner (as the case may be);

(c)	any condemnation of the Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of the Ship (including any hijacking or theft) unless it is within the Relevant Period redelivered to the full control of the Borrower.

In this definition “Relevant Period” means:

(i)	in the case of any arrest of the Ship, within 1 month; and

(ii)	in the case of piracy or capture, seizure, confiscation or detention of the Ship (including any hijacking or theft) 90 days Provided that if the relevant underwriters confirm to the Agent in writing prior to the end of the 90-day period referred to in (i) above that the Ship is subject to an approved piracy insurance cover, the earlier of 12 months after the date on which the Ship is captured by pirates and the date on which the piracy insurance cover expires;

“Total Loss Date” means:

(a)	in the case of an actual loss, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower, with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the earlier of:

(i)	the date at which a total loss is subsequently admitted by such insurers;

(ii)	the date at which a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred, if such insurers do not immediately admit such claim; or

(iii)	the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“US” means the United States of America;

“US GAAP” means generally accepted international accounting principles as from time to time in effect in the United States of America;

“US Tax Obligor” means:

(a)	a person which is resident for tax purposes in the United States of America; or

(b)	a person some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes; and

“Write-down and Conversion Powers” means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

1.2	Construction of certain terms

In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“person” includes any individual, any entity, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks, freight demurrage and defence risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine;

“war risks” means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation, piracy and all risks excluded from the standard form of English or other marine policy; and

“which is continuing” or “is continuing”, a Potential Event of Default is continuing if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Meaning of “month”

A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S;

and any company of which S is a subsidiary is a parent company of S Provided that there shall be excluded from this definition any subsidiaries which are listed on a public stock exchange.

1.5	General Interpretation

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Lenders in the case of substantial modifications) approves or requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	LOAN FACILITY

2.1	Amount of loan facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a senior secured term loan facility, in a single advance, in an amount equal to the lesser of (i) $25,000,000, (ii) 60 per cent of the Initial Market Value of Ship and (iii) 50 per cent. of the Purchase Price.

2.2	Lenders’ participations in Advance

Subject to the other provisions of this Agreement, each Lender shall participate in the Advance in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan

The Borrower undertakes with each Creditor Party to use the Advance to finance part of the acquisition cost of the Ship.

3	POSITION OF THE LENDERS

3.1	Interests of Lenders several

The rights of the Creditor Parties under this Agreement are several; accordingly each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement without joining the Security Trustee or any other Creditor Party as additional parties in the proceedings, save that the Security Interests created by any of the Finance Documents may only be enforced in accordance with Clause 19.2.

3.2	Proceedings by individual Creditor Party

However, without the prior consent of the Lenders, no Creditor Party may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document.

3.3	Obligations of Creditor Parties several

The obligations of the Lenders under this Agreement are several; and a failure of a Lender to perform its obligations under this Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Lender being discharged (in whole or in part) from its obligations under any Finance Documents,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement.

3.4	Parties bound by certain actions of Lenders

Every Lender, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Lenders to the Agent or the Security Trustee under or in connection with any Finance Document; and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent

However, the Borrower and each Security Party:

(a)	shall be entitled to assume that the Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advance

Subject to the following conditions, the Borrower may request the Advance to be made available by ensuring that the Agent receives the completed Drawdown Notice not later than 11.00 a.m. (Paris time) 2 Business Days prior to the intended Drawdown Date (or such other shorter period as the Lenders may agree).

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of the Advance shall not exceed an amount equal to the lesser of:

(i)	60 per cent. of the Initial Market Value of the Ship;

(ii)	$25,000,000; and

(iii)	50 per cent. of the Purchase Price.

4.3	Notification to Lenders of receipt of the Drawdown Notice

The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period.

4.4	Drawdown Notice irrevocable

The Drawdown Notice must be signed by an officer or other authorised person of the Borrower; and once served the Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender under Clause 2.2.

4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on the Loan in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Advance in respect of an Interest Period shall be the aggregate of (i) the Margin and (ii) LIBOR for that Interest Period subject to Clause 5.6 and 5.7.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.5	Obligation of Reference Bank to quote

Each of the Reference Banks which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement unless that Reference Bank ceases to be a Lender pursuant to Clause 26.16.

5.6	Absence of quotations by Reference Bank

If any Reference Bank fails to supply a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)	LIBOR is to be determined by reference to the Reference Banks and no Reference Bank does, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, a Lender may notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to that Lender of funding its respective Contribution (or any part of it) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent’s notice under Clause 5.8 is served before the Advance is made:

(a)	in a case falling within paragraphs (a) or (b) of Clause 5.7, the Lenders’ obligations to make the Advance;

(b)	in a case falling within Clause 5.7(c), the Affected Lender’s obligation to participate in the Advance,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 is served after the Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders concerned or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrower does not agree with an interest rate set by the Agent under Clause 5.12, the Borrower may give the Agent not less than 15 Business Days’ notice of their intention to prepay at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

5.15	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to the Advance shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3, 6 or 9 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Paris time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Agent may agree with the Borrower.

6.3	Duration of Interest Periods for Repayment Instalments

In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrower has selected an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be 3 months.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the aggregate of the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Bank) determines that Dollar deposits for any such period are not being made available to the Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Bank from such other sources as the Agent (after consultation with the Reference Bank) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT

8.1	Amount of repayment instalments

The Borrower shall repay the Loan by:

(i)	20 equal consecutive quarterly instalments, each in the amount of $694,500 (each a “Repayment Instalment” and, together, the “Repayment Instalments”); and

(ii)	a balloon instalment in the amount of $11,110,000 (each a “Balloon Instalment” and, together, the “ Balloon Instalments”),

Provided that if the amount advanced is less than $25,000,000, the aggregate amount of the Repayment Instalments and the Balloon Instalment shall be reduced by an amount equal to the undrawn amount on a pro rata basis.

8.2	Repayment Dates

The first Repayment Instalment shall be repaid on the date falling 3 months after the Drawdown Date, with the remaining Repayment Instalments to be repaid at 3-monthly intervals thereafter and the last Repayment Instalment together with the Balloon Instalment shall be paid on the earlier of:

(a)	the date falling on the fifth anniversary of the Drawdown Date; and

(b)	10 June 2023.

8.3	Final Repayment Date

On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $1,000,000 or an integral multiple of $1,000,000;

(b)	the Agent has received from the Borrower at least 10 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period);

(c)	the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment

(a)	The Borrower shall be obliged to prepay the whole of the Loan:

(i)	if the Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(ii)	if the Ship becomes a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; and

(b)	Any surplus remaining following the repayment under Clause 8.8(a) shall be released to the Borrower Provided that no Event of Default or Potential Event of Default has occurred or is continuing.

8.9	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Application of partial prepayment

Any voluntary prepayment shall be applied, pro rata against the Balloon Instalment and the Repayment Instalments or in such other manner as the Agent (acting on the instructions of the Lenders) may agree with the Borrower.

8.11	No reborrowing

No amount repaid or prepaid may be reborrowed.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to the Advance is subject to the following conditions precedent:

(a)	that on or before the date of this Agreement, the Agent receives:

(i)	the documents described in Part A of Schedule 3 in a form and substance satisfactory to the Agent and its lawyers; and

(ii)	the up-front fee referred to in Clause 20.1; and

(iii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on the date of this Agreement;

(b)	that, on or before the service of each Drawdown Notice, the Agent receives:

(i)	the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers; and

(ii)	payment in full of any expenses payable pursuant to Clause 20.2 which are due and payable on the date of this Agreement;

(c)	that at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or is continuing or would result from the borrowing of the Advance; and

(ii)	the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing; and

(iv)	there has been no material adverse change in the business, management, condition (financial or otherwise), results of operations, state of affairs, operation, performance, prospects or properties of the Borrower or any of them and/or the Corporate Guarantor and its affiliates applying as at 31 December 2017;

(d)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit the Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Borrower represents and warrants (which representations and warranties (other than the ones in Clauses 10.11 and 10.12) shall survive the execution of this Agreement and shall be deemed to be repeated throughout the Security Period on the first day of each Interest Period with respect to the facts and circumstances then existing) to each Creditor Party as follows.

10.2	Status

The Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Share capital and ownership

The Borrower is authorised to issue 500 registered and/or bearer shares, without par value, and the ownership of all those shares is held in registered form by the Shareholder, free of any Security Interest or other claim, by the persons disclosed in writing to the Agent prior to the date of this Agreement.

10.4	Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it to:

(a)	execute the MOA, to purchase and pay for the Ship under the MOA and register the Ship in its name under an Approved Flag;

(b)	continue to own the Ship under an Approved Flag;

(c)	execute the Finance Documents to which it is a party; and

(d)	borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which it is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower’s legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document to which the Borrower is a party:

(a)	it will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by the Borrower of each Finance Document to which it is a party, and the borrowing of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	its constitutional documents; or

(c)	any contractual or other obligation or restriction which is binding on it or any of its assets.

10.9	No withholding taxes

All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred and is continuing or would result from the entry into, the performance of, or any transaction contemplated by, any Finance Document.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrower or any member of the Group to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs, operation, performance or prospects of the Borrower or any of them or any Security Party (excluding the Approved Manager) as at 30 December 2017 from that disclosed to the Agent.

10.12	No litigation

No material, legal or administrative action involving the Borrower or any Security Party (excluding the Approved Manager and the Collateral Manager) has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken.

10.13	Compliance with certain undertakings

At the date of this Agreement, each Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.14	Taxes paid

The Borrower has paid all taxes applicable to, or imposed on, its business or the Ship.

10.15	No money laundering; anti-bribery

None of the Borrower, the Security Parties and the Designated Shareholder nor any of their subsidiaries, directors or officers, or, to their best knowledge, any affiliate, agent or employee of them, have engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and of the Borrower, the Security Parties and the Designated Shareholder has instituted and maintains policies and procedures designed to prevent violation of such laws, regulations and rules.

10.16	ISM Code, ISPS Code Compliance and Environmental Laws

All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to the Borrower, the Approved Manager and the Ship have been complied with.

10.17	No immunity

Neither the Borrower nor any of its assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit attachment prior to judgement, execution or other enforcement).

10.18	Sanctions

None of the Borrower, the Security Parties, the Designated Shareholder or any charterer in respect of the Ship nor any of their subsidiaries, directors or officers, or, to their best knowledge, any affiliate, agent or employee of them, is an individual or entity (a “Person”), that is, or is owned or controlled by Persons that are: (i) the target of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country or territory (a “Sanctioned Country”).

10.19	Insolvency

In relation to the Borrower, no corporate action, legal proceeding or other procedure or step described in Clause 19.1(g) or creditors’ process described in that clause has been taken or, to its knowledge, threatened in relation to it, and none of the circumstances described in Clause 19.1(g) applies to it.

10.20	Validity and completeness of MOA

The MOA constitutes valid, binding and enforceable obligations of the Seller and the Borrower respectively in accordance with its terms and:

(a)	the copy of the MOA delivered to the Agent before the Drawdown Date is a true and complete copy; and

(b)	no amendments or additions to the MOA have been agreed nor has the Borrower or the Seller waived any of their respective rights under the MOA.

11	GENERAL UNDERTAKINGS

11.1	General

The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit in writing.

11.2	Title and negative pledge

The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in the Ship, its Insurances and its Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation, but paragraph (a) does not apply to any charter of the Ship as to which Clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred

The Borrower will not incur any liability or obligation except:

(a)	liabilities and obligations under the MOA and the Finance Documents to which it is a party;

(b)	subject to other provisions of this Agreement, liabilities or obligations reasonably incurred in the ordinary course of trading, maintaining, repairing, operating and chartering the Ship; and

(c)	Financial Indebtedness to any other corporation which is a member of the Group or any individual who is a shareholder or majority shareholder in a member of the Group Provided that such Financial Indebtedness shall be fully subordinated to the Loan and the Borrower shall, promptly following the Agent’s demand, execute or procure the execution of any documents which the Agent specifies to create or maintain the subordination of the rights of the relevant member of the Group against the Borrower to those of the Creditor Parties under the Finance Documents.

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true, correct, accurate and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

The Borrower will send or procure that they are sent to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Corporate Guarantor (commencing with the financial year ending on 31 December 2017), the audited annual consolidated accounts of the Group; and

(b)	as soon as possible, but in no event later than 90 days after the end of the 6-month period ending on 30 June in each financial year of the Corporate Guarantor, the semi-annual consolidated management accounts in respect of the Group, duly certified as to their correctness by an officer of the Corporate Guarantor; and

(c)	promptly after each request by the Agent, such further financial information about it, the Ship and the Corporate Guarantor or any other member of the Group (including, but not limited to, information regarding the charter arrangements, Financial Indebtedness and operating expenses) as the Agent may require.

11.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and US GAAP;

(b)	give a true and fair view of the state of affairs of the relevant person at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.

11.8	Shareholder notices

The Borrower will send to the Agent following a request by the Agent, and at the same time as they are despatched, copies of all communications which are despatched to its shareholders or any class of them.

11.9	Consents

The Borrower will, and will procure that each Security Party will, maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for it and that Security Party to perform its obligations under any Finance Document or any Charterparty to which it is party;

(b)	for the validity or enforceability of any Finance Document and any Charterparty to which it is party; and

(c)	for it to continue to own and operate the Ship,

and the Borrower will, and will procure that each Security Party will, comply with the terms of all such consents.

11.10	Maintenance of Security Interests

The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

The Borrower will provide the Agent with details of any legal or administrative action involving it, any Security Party, the Approved Manager, the Ship, the Earnings or the Insurances in respect of the Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	Principal place of business

The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United States or the United Kingdom or any country other than Greece.

11.13	Confirmation of no default

The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of the Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.13 from time to time; this Clause 11.13 does not affect the Borrower’s obligations under Clause 11.14.

11.14	Notification of default

The Borrower will notify the Agent as soon as the Borrower becomes aware of the occurrence of an Event of Default or a Potential Event of Default and will thereafter keep the Agent fully up-to-date with all developments.

11.15	Provision of further information

The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	it, the Ship, its Insurances, its Earnings or the Corporate Guarantor;

(b)	any matter relevant to, or to any provision of, a Charterparty;

(c)	any other matter relevant to, or to any provision of, a Finance Document; and

(d)	any information requested in respect of the Borrower, the Corporate Guarantor, the Shareholder and the Designated Shareholder in connection with the Creditor Parties’ and/or the Account Bank’s “Know your customer” regulations, including, but not limited to information required pursuant to all applicable laws and regulations, including, without limitation, the laws of the European Union, Switzerland and the United States of America in connection with the Borrower, the Corporate Guarantor and any other Security Party and their respective beneficial owners, which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.16	Provision of copies and translation of documents

The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.17	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

11.18	Sanctions

(a)	Neither the Borrower nor the Security Parties will, directly or indirectly, use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise);

(b)	Without limiting paragraphs (a) and (b) of Clause 14.10, the Borrower shall procure:

(i)	that the Ship shall not be used directly or indirectly by or for the benefit of a Sanctioned Person;

(ii)	that the Ship shall not be used directly or indirectly in calling, trading or otherwise going to a Sanctioned Country;

(iii)	that the Ship shall not be used or traded directly or indirectly in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances and/or re-insurance of the Ship; and

(iv)	that each Charterparty and each sub-charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which broadly gives effect to the provisions of paragraph (b) of Clause 14.10 as regards Sanctions and of this sub-paragraph (b)(iv) of this Clause 11.18 and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions.

11.19	Hedging of interest rate risks – Right of first refusal

The Borrower hereby grants to the Lenders a right of first refusal for the purpose of hedging any part of the interest rate risk under this Agreement throughout the Security Period. In the event that the Borrower decides to hedge their exposure under this Agreement, they shall enter into such documentation as may be required by the relevant Lender (in such capacity the “Swap Bank”) and the provisions of this Agreement will be amended to incorporate the amendments required, including, but not limited to, Clause 17 reflecting pari passu sharing in the security and receipts between the Lenders and the Swap Bank.

11.20	No amendment to MOA

The Borrower will not agree to any material amendment or supplement to, or waive or fail to enforce, the MOA or any of its provisions.

11.21	Minimum Liquidity

The Borrower shall maintain in the Earnings Account credit balances (“Minimum Liquidity”) in an aggregate amount of not less than $500,000, commencing from the Drawdown Date and at all times thereafter throughout the Security Period.

12	CORPORATE UNDERTAKINGS

12.1	General

The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

12.3	Negative undertakings

The Borrower will not:

(a)	carry on any business other than the ownership, chartering and operation of the Ship; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if:

(i)	the amount standing to the credit of the Earnings Account following such distribution, redemption, purchase or return would be less than $750,000;

(ii)	an Event of Default has occurred at such time; or

(iii)	an Event of Default would occur as a direct result of such distribution, redemption, purchase or return; or

(c)	provide any form of credit or financial assistance or issue guarantees in favour of any other corporation or individual other than in the normal course of its business Provided that that corporation or individual to whom the of credit or financial assistance has been granted or in favour of whom the guarantee has been issued fully subordinates its rights to the rights of the Creditor Parties under the Finance Documents on terms acceptable to the Agent;

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in its share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length; or

(e)	open or maintain any account with any bank or financial institution except accounts with the Account Bank for the purposes of the Finance Documents and any accounts disclosed to the Agent on or prior to the date of this Agreement; or

(f)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(g)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

13	INSURANCE

13.1	General

The Borrower undertakes with each Creditor Party, on and from the Delivery Date, to comply with the following provisions of this Clause 13, except as the Agent may, with the authority of the Majority Lenders, otherwise permit in writing.

13.2	Maintenance of obligatory insurances

The Borrower shall keep the Ship, at all times during the Security Period, insured at its own expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks); and

(b)	war risks; and

(c)	protection and indemnity mean the usual risks including liability for oil pollution and excess war risk P&I cover; and

(d)	any other risks against which the Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lenders be reasonable for the Borrower to insure and which are specified by the Security Trustee by notice to the Borrower.

13.3	Terms of obligatory insurances

The Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in such amounts as shall from time to time be approved by the Agent but in any event in an amount not less than the greater of (i) the Market Value of the Ship and (ii) 120 per cent. of the Loan; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks in respect of the Ship’s full value and tonnage;

(e)	on such terms as shall from time to time be approved in writing by the Agent (including, without limitation, a blocking and trapping clause); and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations which are members of the International Group of Protection and Indemnity Associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, the Borrower shall procure that the obligatory insurances shall:

(a)	subject always to paragraph (b), name the Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

(b)	name (or be amended to name) the Security Trustee as mortgagee for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)

provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the Borrower or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(f)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(g)	provide that the Security Trustee may make proof of loss if the Borrower fails to do so; and

(h)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances

The Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Borrower proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Lenders’ approval to the matters referred to in paragraph (i) above;

(b)	at least 7 days before the expiry of any obligatory insurance, renew the insurance; and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

The Borrower shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters or undertaking in a form required by the Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry

The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for the Ship; and

(b)	a letter or letters of undertaking in such form as may be required by the Lenders; and

(c)	where required to be issued under the terms of insurance/indemnity provided by the Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by the Borrower in relation to the Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.

13.8	Deposit of original policies

The Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment

The Borrower shall not employ the Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances

The Borrower shall not do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and in particular:

(a)	the Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	the Borrower shall not make any changes relating to the classification or classification society or manager or operator of the Ship approved by the underwriters of the obligatory insurances;

(c)	the Borrower shall not make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	the Borrower shall not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances (including but not limited to any applicable laws and Sanctions), without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances

The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14	Settlement of claims

The Borrower shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications

The Borrower shall provide the Security Trustee, at the time of each such communication, copies of all written communications in case of, but not limited to, an Event of Default, Total Loss or Major Casualty between the Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information

In addition, the Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker appointed by the Agent as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances,

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17	Mortgagee’s interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Lenders may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance in relation to the Ship in an amount equal to 120 per cent. of the Loan, providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to the Ship or a liability of the Ship or of the Borrower, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)	any act or omission on the part of the Borrower, of any operator, charterer, manager or sub-manager of the Ship or of any officer, employee or agent of the Borrower or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of the Borrower, any other person referred to in paragraph (i) above, or of any officer, employee or agent of the Borrower or of such a person, including the casting away or damaging of the Ship and/or the Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;

(b)	a mortgagee’s interest additional perils policy in relation to the Ship in an amount equal to 120 per cent. of the Loan, providing for the indemnification of the Security Trustee against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of the Ship, the imposition of any Security Interest over the Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements

The Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lenders, significant and capable of affecting the Borrower or the Ship and its or their Insurances (including, without limitation, changes in the availability or the cost of Insurances or the risks to which the Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower, such review to be carried out at the Agent’s request, at any time during the Security Period if the Agent (acting on the instructions of the Lenders) considers necessary (the reasonable fees of the insurance consultants to conduct such review shall be deducted from the Earnings Account and the Borrower hereby irrevocably authorises the Agent to debit the Earnings Account in order to pay such fees) Provided that the Borrower shall not be required to pay the fees of the insurance consultants to conduct such review more often than once a year unless an Event of Default has occurred.

13.19	Modification of insurance requirements

The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.20	Compliance with mortgagee’s instructions

The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require the Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General

The Borrower also undertakes with each Creditor Party to comply, on and from the Delivery Date, with the following provisions of this Clause 14, except as the Agent may, with the authority of the Majority Lenders, otherwise permit in writing.

14.2	Ship’s name and registration

The Borrower shall keep the Ship registered in its name under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship.

14.3	Repair and classification

The Borrower shall keep the Ship in a good, safe and seaworthy condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class with a classification society which is a member of IACS acceptable to the Agent (acting with the authorisation of the Lenders) free of overdue recommendations and conditions of such classification society;

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports of an Approved Flag State or to vessels trading to any jurisdiction to which such Ship may trade from time to time, including but not limited to the ISM Code and the ISM Code Documentation and the ISPS Code; and

(d)	the Borrower shall use its best efforts to allow the Agent (or its agents), at any time, to inspect the original class and related records of the Borrower and the Ship electronically (through the classification society directly) and to take copies of such records.

14.4	Modification

The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on the Ship which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.5	Removal of parts

The Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the Borrower and subject to the security constituted by the Mortgage Provided that the Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.6	Surveys

The Borrower shall submit the Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lenders provide the Security Trustee, with copies of all survey reports.

14.7	Technical Survey

Without prejudice to the Borrower’s obligations pursuant to Clause 14.6, the Borrower promptly following the request of the Agent will, submit the Ship for a technical survey by an independent surveyor or surveyors appointed by the Agent (provided such technical survey does not interfere with the ordinary trading of the Ship). All fees and expenses incurred in relation to the appointment of the surveyor or surveyors and the preparation and issue of all technical reports pursuant to this Clause 14.7 shall be for the account of the Borrower.

14.8	Inspection

The Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship at all times (but in any event without interfering with its ordinary trading) to inspect its condition or to satisfy themselves about proposed or executed repairs, shall afford all proper facilities for such inspections and pay to the Agent the amount of all fees, costs and expenses incurred in respect of such inspections Provided that so long as no Event of Default shall have occurred the Borrower shall not be obliged to pay any fees and expenses in respect of more than one inspection of the Ship in any calendar year.

14.9	Prevention of and release from arrest

The Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, its Earnings or its Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, its Earnings or its Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, its Earnings or its Insurances,

and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure her release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with the ISM Code (including, for the avoidance of doubt, by the Approved Manager), all Environmental Laws, the ISPS Code, Sanctions and all other laws or regulations relating to the Ship, its ownership, operation and management or to the business of the Borrower;

(b)	not employ the Ship, nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code and Sanctions; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Lenders has been given and the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lenders may require.

14.11	Provision of information

The Borrower shall promptly provide the Security Trustee with any information which the Lenders request regarding:

(a)	the Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the Ship’s master and crew of the Ship;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	any intended dry-docking of the Ship;

(f)	the Borrower’s, the Approved Manager’s compliance or the compliance of the Ship with the ISM Code and the ISPS Code; and

(g)	any other information which the Creditor Parties (or any of them) may reasonably request,

and, upon the Security Trustee’s request, provide copies of any current charter relating to the Ship, and copies of the Borrower’s or the Approved Manager’s Document of Compliance or any other document issued under ISM Code Documentation.

14.12	Notification of certain events

The Borrower shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms;

(d)	any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or its Earnings or any requisition of such Ship for hire;

(e)	any dry docking of the Ship;

(f)	any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall not:

(a)	let the Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of the Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months, other than the Existing Charter, except as the Agent may consent, such consent not to be unreasonably withheld;

(c)	enter into any charter in relation to the Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter the Ship otherwise than on bona fide arm’s length terms at the time when the Ship is fixed;

(e)	appoint a manager of the Ship other than the Approved Manager or agree to any material alteration to the terms of the Approved Manager’s appointment which could lead to an Event of Default (“material alterations” to include, without limitation, alterations concerning fees, duration and parties);

(f)	de-activate or lay up the Ship; or

(g)	put the Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.

14.14	Notice of Mortgage

The Borrower shall keep the Mortgage registered against the Ship as a valid first priority or the case may be preferred mortgage, carry on board the Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Trustee.

14.15	Sharing of Earnings

The Borrower shall not:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16	Time Charter Assignment

If the Borrower enters into any further Charterparty in addition to the Existing Charter, the Borrower shall, at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A and 6 of Part B of Schedule 3 hereof as the Agent may require.

14.17	ISM Code, ISPS Code compliance and Environmental Laws

All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to the Borrower, the Approved Manager, the Ship shall be complied with at all times.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrower that the Security Cover Ratio is below 120 per cent.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrower under Clause 15.1, the Borrower shall prepay such part (at least) of the Loan as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent’s notice is served under Clause 15.1 (the “Prepayment Date”) unless at least 1 Business Day before the Prepayment Date it has provided, or ensured that a third party has provided, additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall.

In this Clause 15.2 “security” means a Security Interest over an asset or assets (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security (including any cash pledged to the Security Trustee) in respect of the Borrower’s liabilities under the Finance Documents.

15.3	Requirement for additional documents

The Borrower shall not be deemed to have complied with Clause 15.2 above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ship

The market value of the Ship at any date is that shown (i) in a valuation or (ii) (at the Agent’s request acting in its sole discretion) by taking the average of 2 valuations, in each case prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Broker selected by the Borrower and appointed by the Agent (unless the Borrower has not nominated an Approved Broker within 3 Business Days of the Agent’s request in which case the Agent will be entitled to select and appoint an Approved Broker);

(c)	with or without physical inspection of the Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment (as the Agent may require).

15.5	Value of additional security

The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding

Any valuation under Clause 15.2, 15.4 or 15.5 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7	Provision of information

The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Payment of valuation expenses

Without prejudice to the generality of the Borrower’s obligations under Clauses 20.3, 20.4 and 20.5, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that so long as no Event of Default shall have occurred and is continuing all valuations of the Ship commissioned by the Agent for the purposes of this Clause 15 which confirm that the Borrower has satisfied the test in Clause 15.1, the Borrower shall be obliged to pay the fees and expenses in respect of more than one valuation or (as applicable) one set of valuations of the Ship in any calendar year.

15.9	Frequency of valuations

The Borrower acknowledges and agrees that the Agent may commission valuation(s) of the Ship at such times as the Agent may reasonably request (including, without limitation, on the occurrence of any breach of obligation under this Agreement, any Finance Document or any other relevant documentation in connection therewith) and, in any event not less than once in any calendar year.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	to the account of Agent, as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to the Borrower or a Lender, without first having received that sum, the Borrower or (as the case may be) the Lender concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following proportions:

(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at (ii) and (iii) below (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents; and

(iii)	thirdly, in or towards satisfaction of the Loan;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Agent, by notice to the Borrower (or any of them), the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17.1(a);

(c)	THIRDLY: in or towards satisfaction of any amounts representing management fees then due and payable by the Borrower to the Approved Manager in connection with the Ship; and

(d)	FOURTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings

The Borrower undertakes with each Creditor Party that, throughout the Security Period (and subject only to the provisions of the General Assignment to which it is a party):

(a)	it shall maintain the Accounts opened in its name (whether individually or jointly) with the Account Bank;

(b)	it shall ensure that all Earnings of the Ship are paid to the Earnings Account; and

(c)	the Minimum Liquidity amounts required to be maintained pursuant to Clause 11.21 shall be maintained in the relevant Earnings Account.

18.2	Monthly retentions

The Borrower undertakes with each Creditor Party to ensure that, on and from the date falling one month after the Drawdown Date and at monthly intervals thereafter during the Security Period, there are transferred in respect of each Advance drawn on the Drawdown Date to the Retention Account out of the Earnings received in the Earnings Account during the preceding month:

(a)	one-third of the amount of the Repayment Instalment falling due under Clause 8.1 on the next Repayment Date; and

(b)	the relevant fraction of the aggregate amount of interest on the Loan which is payable on the next due date for payment of interest under this Agreement,

and the Borrower irrevocably authorises the Agent to make those transfers if the Borrower fails to do so.

The “relevant fraction”, in relation to paragraph (b), is a fraction of which the numerator is 1 and the denominator the number of months comprised in the then current Interest Period (or if the current Interest Period ends after the next due date for payment of interest under this Agreement, the number of months from the later of the commencement of the current Interest Period or the last due date for payment of interest to the next due date for payment of interest under this Agreement).

18.3	Shortfall in Earnings

If the aggregate Earnings received in the Earnings Account are insufficient at any time for the required amount to be transferred to the Retention Account under Clause 18.2, the Borrower shall immediately pay the amount of the insufficiency into the Retention Account.

18.4	Application of retentions

Until an Event of Default or a Potential Event of Default occurs, the Agent shall, to the extent there are sufficient funds standing to the credit of the Retention Account, on each Repayment Date and on each due date for the payment of interest under this Agreement distribute to the Lenders in accordance with Clause 16.4 so much of the then balance on the Retention Account as equals:

(a)	the Repayment Instalment due on that Repayment Date pursuant to Clause 8.1; or

(b)	the amount of interest payable on that interest payment date,

in discharge of the Borrower’s liability for that Repayment Instalment or that interest.

18.5	Application of Earnings

The Borrower undertakes with the Lenders that money from time to time credited to, or for the time being standing to the credit of, the Earnings Account shall, unless and until an Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), be available for application in the following manner:

(a)	in or towards making payments of all amounts due and payable by the Borrower under this Agreement (other than payments of principal and interest);

(b)	in or towards satisfaction of all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents;

(c)	in or towards satisfaction of the Loan;

(d)	in or towards making payments of all fees due to the Approved Manager and thereafter meeting the costs and expenses from time to time incurred by or on behalf of the Borrower in connection with the operation of the Ship; and

(e)	as to any surplus from time to time arising on the Earnings Account following application as aforesaid, to be paid to the Borrower or to whomsoever it may direct.

18.6	Location of account

The Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts.

18.7	Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.8	Borrower’s obligations unaffected

The provisions of this Clause 18 (as distinct from a distribution effected under Clause 18.4) do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

18.9	Restriction on withdrawal

During the Security Period no sum may be withdrawn by the Borrower from the Retention Account.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	the Borrower or any of them or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 10.3, 10.15, 10.18, 11.2, 11.3, 11.18, 11.21, 12.2, 12.3, 13.2, 13.3, 14.2 or 15.2 or clause 12.3 of the Corporate Guarantee; or

(c)	any breach by the Borrower or any of them or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 14 days after the earlier of (i) written notice from the Agent requesting action to remedy the same and (ii) the Borrower becoming aware of such breach; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any of them or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (for an amount exceeding, in the case of any Relevant Person other than the Borrower $10,000,000 (or the equivalent in any other currency) in aggregate):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default unless the Relevant Person is contesting the declaration of an event of default or of the Financial Indebtedness becoming due and payable in good faith and on substantial grounds by appropriate proceedings and adequate reserves have been set aside for its payment if such proceedings fail; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the reasonable opinion of the Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more or the equivalent in another currency and such execution, attachment, arrest, sequestration or distress is not withdrawn or discharged within thirty (30) days; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or the Corporate Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)	an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 60 days of being made or presented, or (bb) within 60 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a country other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	the Borrower or any Security Party ceases or suspends carrying on its business or a part of its business which, in the reasonable opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable the Borrower to own, operate or charter the Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document or the MOA is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled, unless the Borrower contests any denial, expiration or revocation (other than with respect to a Finance Documents) and on the condition that, in the reasonable opinion of the Majority Lenders (i) there are real prospects of such contest being successfully granted/upheld by the Borrower (ii) such contest being made in good faith; or

(k)	it appears to the Majority Lenders that, without their prior written consent:

(i)	a change has occurred or probably has occurred after the date of this Agreement in the legal or direct beneficial ownership of any of the shares in the Borrower or the Shareholder in the voting rights attaching to any of those shares; or

(ii)	the Borrower ceases to be a wholly-owned indirect subsidiary of the Corporate Guarantor; or

(iii)	the Designated Shareholders own, in aggregate, less than 20 per cent. of the issued and outstanding voting shares in the Corporate Guarantor; or

(l)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a material adverse change in the business, condition (financial or otherwise), operation, state of affairs or prospects of the Borrower, the Corporate Guarantor or the Group; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person,

in the light of which the Majority Lenders reasonably consider that there is a significant risk that any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due or the enforceability of any Finance Document may be adversely affected.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that all or part of the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrower a notice stating that all or part of the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Majority Lenders are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4	Acceleration of Loan

On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party’s rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons

In this Clause 19, a “Relevant Person” means the Borrower, a Security Party (excluding the Approved Manager), and any company which is a subsidiary of the Borrower or of a Security Party or of which the Borrower is a subsidiary.

19.10	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Up-front fee

The Borrower shall pay to the Agent on or prior to the date of this Agreement, a non-refundable up-front fee in the amount of $300,000 (representing 1.20 per cent. of the Total Commitments) for distribution among the Lenders pro rata to their Commitments.

20.2	Account Bank fee

The Borrower shall pay to the Account Bank on or prior to the date of this Agreement and on each anniversary thereof a non-refundable annual fee in the amount of $1,000 in respect of the Earnings Account.

20.3	Costs of negotiation, preparation etc.

The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, out of pocket expenses, legal fees and any related VAT).

20.4	Costs of variations, amendments, enforcement etc.

The Borrower shall pay to the Agent, on the Agent’s demand, the amount of all documented expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of the Ship, the review of the insurances of the Ship pursuant to Clause 13.18;

(e)	the opinions of the independent insurance consultant referred to in paragraph 5 of Part B, Schedule 3; and

(f)	any step taken by any Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.5	Documentary taxes

The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities, claims losses and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.6	Certification of amounts

A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrower shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period including, without limitation, where such receipt or recovery is made as a result of the voluntary or mandatory repayment or prepayment of the Loan, or any part thereof;

(c)	any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7); and

(d)	the occurrence and/or continuance of an Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income or a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs

Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities

The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, a Creditor Party, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; and

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

21.4	Extension of indemnities; environmental indemnity

Without prejudice to its generality, Clause 21.3 covers:

(a)	any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, the ISM Code, the ISPS Code or any Environmental Law.

21.5	Currency indemnity

If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown of the amounts due) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8	Sanctions

(a)	The Borrower shall, within three (3) Business Days of demand by a Creditor Party, indemnify each Creditor Party against any cost, loss or liability incurred by it as a result of any civil penalty or fine against, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred in connection with the defence thereof by, the Agent or any Lender as a result of conduct of the Borrower or any Security Party or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions.

(b)	The indemnity in Clause 21.8(a) above shall cover any losses incurred by each Creditor Party in any jurisdiction arising or asserted under or in connection with any law relating to any Sanctions.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes

If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes

Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income or a FATCA Deduction.

22.5	FATCA information

(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within 5 Business Days of a reasonable request by another party to the Finance Documents:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA; and

(iii)	supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation or exchange of information regime;

(b)	if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(c)	paragraph (a) above shall not oblige any Creditor Party, and paragraph (a)(iii) above shall not oblige any other Party to a Finance Document, to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality;

(d)	if a party to any Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower is or becomes a US Tax Obligor or a FATCA FFI, it shall as soon as reasonably practicable inform the Agent of the same;

(f)	Where the Agent reasonably believes that its obligations under FATCA require it, the Borrower or the relevant Security Party shall provide the Agent, upon request, with a W-8 BEN-E form (or any successor form) or any other forms or documentation the Agent may reasonably require, as soon as reasonably practicable. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (f);

(g)	If the Borrower is or becomes a US Tax Obligor or a FATCA FFI, or where the Agent reasonably believes that its obligations under FATCA require it, each Creditor Party shall, within 10 Business Days of the date of a request from the Agent supply to the Agent:

(i)	a withholding certificate on Form W-8 or Form W-9 (or any successor form) (as applicable); and/or

(ii)	any withholding statement and other documentation, authorisations and waivers as the Agent may require to certify or establish the status of such Creditor Party under FATCA,

the Agent shall provide any withholding certificate, withholding statement, documentation, authorisations and waivers it receives from a Creditor Party pursuant to this paragraph (g) to the Borrower or the relevant Security Party and shall be entitled to rely on any such withholding certificate, withholding statement, documentation, authorisations and waivers provided without further verification. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (g); and

(h)	The Borrower, each Security Party and each Creditor Party agrees that if any withholding certificate, withholding statement, documentation, authorisations and waivers provided to the Agent pursuant to paragraphs (f) to (g) above is or becomes materially inaccurate or incomplete, it shall promptly update such withholding certificate, withholding statement, documentation, authorisations and waivers or promptly notify the Agent in writing of its legal inability to do so. The Agent shall, if applicable, provide any such updated withholding certificate, withholding statement, documentation, authorisations and waivers to the Borrower or the relevant Security Party. The Agent shall not be liable for any action which it takes or refrains from taking under or in connection with this paragraph (h).

22.6	FATCA Deduction

(a)	Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Creditor Parties.

23	ILLEGALITY, ETC

23.1	Illegality

This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality

The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

24	INCREASED COSTS

24.1	Increased costs

(a)	The Borrower shall, within 3 Business Days of a demand by the Agent, pay for the account of a Creditor Party the amount of any Increased Costs incurred by that Creditor Party or any of its affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made,

after the date of this Agreement.

(b)	In this Agreement, “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Creditor Party’s (or its affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Creditor Party or any of its affiliates to the extent that it is attributable to that Creditor Party having entered into its Commitment or funding or performing its obligations under any Finance Document but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (aa) (or a parent company of it) or (bb) an item covered by the indemnity for tax in Clause 21.1 or by Clause 22 or (cc) a FATCA Deduction.

24.2	Increased cost claims

(a)	A Creditor Party (the “Notifying Lender”) intending to make a claim pursuant to Clause 24.1 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Creditor Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

24.3	Notification to Borrower of claim for increased costs

The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.2.

24.4	Payment of increased costs

The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrower may give the Agent not less than 15 days’ notice of their intention to prepay the Notifying Lender’s Contribution at the end of an Interest Period and/or to cancel the Notifying Lender’s Available Commitment.

24.6	Prepayment; termination of Commitment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the Margin.

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set off only and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower

The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the “Transferor Lender”) may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), at any time allow:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or establish for the purpose of making, purchasing or investing in loans, securities or other financial assets (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender Provided that the consent of the Borrower shall not be required:

(i)	if an Event of Default has occurred; or

(ii)	the Transferee Lender is an existing Lender or an affiliate of an existing Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $1,500 (and all costs, fees and expenses incidental to the transfer (including, but not limited to legal fees and expenses)) from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information

Subject to Clause 26.4, a Lender may, disclose to a potential Transferee Lender or, to any sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature in which case the consent of the Corporate Guarantor would be required Provided that a potential Transferee Lender or any sub-participant to whom disclosure is made agrees to be bound by the terms of the confidentiality undertaking in this Clause 26.13 by way of a confidentiality agreement in a form acceptable to the Borrower.

The Borrower agrees that the terms and conditions of this Agreement shall remain confidential and shall not, or shall procure that the Corporate Guarantor shall not, disclose (whether, without limitation, in writing or orally) to third parties (other than any disclosure to the Corporate Guarantor’s shareholders, officers, employees or professional advisers Provided that the person to whom disclosure is made agrees to be bound by the terms of the confidentiality undertaking in this Clause 26.13 any information required to be disclosed by law, regulation or any governmental or competent regulatory authority (including without limitation, any securities exchange), provided that, to the extent reasonably practicable, the Corporate Guarantor shall inform the Agent on the proposed form, timing, nature and purpose of the disclosure) the existence of this Agreement or the terms and conditions contained herein without the prior written consent of the Lenders.

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Security over Lenders’ rights.

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from the Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by the Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS BY MAJORITY LENDERS

27.1	Variations, waivers etc. by Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders”;

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice shall be sent:

(a) to the Borrower:	c/o Navios Shipmanagement Inc. 85 Akti Miaouli Piraeus 185 38 Fax No: +30 210 4172070

for the attention of:	Vassiliki Papaefthymiou

E-mail: vpapaefthymiou@Navios.com

(b) to a Lender: At the address below its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate.

(c) to the Agent and the Security Trustee:	BNP Paribas CVA05A1 35 rue de la Gare 75019 Paris France

Fax:+33 (0) 142984355

E-mail: tgmo.shipping@bnpparibas.com

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language

Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”

In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Waiver of Banking Secrecy

The Borrower hereby irrevocably authorises and gives consent to the Agent and, each of its affiliates, and their respective subsidiaries, branches and representative offices and their respective directors, officers, employees and agents (the “Authorised Persons” and each an “Authorised Person”), to disclose and transmit to the Applicable Persons, whether orally, in writing or by any other means, information and documents which relates to, or are connected with, the Borrower, their beneficial owner, any other member of the Group, their business, dealings or assets (the “Information”), from time to time and to the extent that the Authorised Person deems such disclosure or transmission to be necessary or desirable for or incidental to the carrying out of its duties, obligations, commitments and activities whether arising under contract or by operation of law and/or consolidated supervision and risk management policy, to the extent that the Information is covered by banking secrecy under any applicable law in general and Swiss banking secrecy rules in particular and/or:

(a)	necessary or desirable for the purposes of its internal cross-selling enabling the Borrower and/or any other member of the Group to benefit from the Agent’s or any other Authorised Person’s business activities; and/or

(b)	necessary or desirable to insure a risk related to the Borrower and/or any other member of the Group; and/or

(c)	necessary or desirable to syndicate a risk related to the Borrower and/or any other member of the Group; and/or

(d)	necessary or desirable to securitise a risk related to the Borrower and/or any other member of the Group; and/or

(e)	necessary or desirable to open an account or to start a business relation with the Agent’s or any other Authorised Person’s parent company or any of its subsidiaries or branches.

In this Clause 29.4, “Applicable Person” means any or all of the following persons:

(i)	any authority or person against which, pursuant to any applicable law, administrative order or court ruling, banking secrecy may not be validly asserted by an Authorised Person;

(ii)	the Agent’s or any other Authorised Person’s parent company, any of its subsidiaries, branches or representative offices;

(iii)	any rating agency, auditor, insurance and reinsurance company, broker or professional adviser, to the extent such entity or person is bound by a statutory or contractual duty of confidentiality;

(iv)	any financial institution and institutional or other investor who is or might be involved in securitisation schemes, hedging agreements, participations, credit derivatives or any other risk transfer or sharing arrangements, including, inter alia, a bank and/or other financial institution’s participation in, or syndication in respect of, the Loan;

(v)	any potential assignee or transferee or person who has entered into or is proposing to enter into contractual arrangements with the Authorised Person in relation to the Borrower; and

(vi)	any external computer services provider, for the purpose of maintenance or repair of the Agent’s or any other Authorised Person’s computer systems and date provided that such external computer services provider is bound by the confidentiality policy of BNP Paribas.

29.5	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an affiliate of a Lender to replace that Reference Bank.

29.6	Role of Reference Banks

(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent but may do so at the Agent’s request.

(b)	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any quotation provided to the Agent.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any quotation provided to the Agent, and any officer, employee or agent of each Reference Bank may rely on this clause subject to clause 29.3 and the provisions of the Third Parties Act.

29.7	Third party Reference Banks

Any Reference Bank which is not a party to this Agreement may rely on Clause 29.6 subject to Clause 29.3 and the provisions of the Third Parties Act.

29.8	Counterparts

A Finance Document may be executed in any number of counterparts.

30	CONFIDENTIALITY

30.1	Confidential Information

Each Creditor Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clauses 30.2 and 30.3 and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information taking also into account the public nature of the Corporate Guarantor.

30.2	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)	to any of its affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Borrower and/or any Security Party and to any of that person’s affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Creditor Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 26.17;

(viii)	who is a party to a Finance Document, a member of the Group or any related entity of the Borrower or any Security Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Creditor Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Creditor Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Borrower and/or the Security Parties.

30.3	Disclosure to numbering service providers

(a)	Any Creditor Party may disclose to any national or international numbering service provider appointed by that Creditor Party to provide identification numbering services in respect of this Agreement, the Loan and/or the Borrower and/or the Security Parties the following information:

(i)	names of the Borrower and the Security Parties;

(ii)	country of domicile of the Borrower and the Security Parties;

(iii)	place of incorporation of the Borrower and the Security Parties;

(iv)	date of this Agreement;

(v)	governing law;

(vi)	the name of the Agent;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amount of the Loan;

(ix)	amount of Total Commitments;

(x)	currency of the Loan;

(xi)	type of facility;

(xii)	ranking of facility;

(xiii)	final Repayment Date;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Creditor Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The parties to this Agreement acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or the Borrower and/or any Security Party by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Borrower represents that none of the information set out in paragraphs (a)(i) to (a)(xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Borrower and the other Creditor Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or the Borrower and/or the Security Parties; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or the Borrower and/or the Security Parties by such numbering service provider.

30.4	Entire agreement

This Clause 30 constitutes the entire agreement between the parties to this Agreement in relation to the obligations of the Creditor Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

30.5	Inside information

Each of the Creditor Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Creditor Parties undertakes not to use any Confidential Information for any unlawful purpose.

30.6	Notification of disclosure

Each of the Creditor Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 30.2 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 30.

30.7	Continuing obligations

The obligations in this Clause 30 are continuing and, in particular, shall survive and remain binding on each Creditor Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Borrower and the Security Parties under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Creditor Party otherwise ceases to be a Creditor Party.

31	LAW AND JURISDICTION

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent

The Borrower irrevocably appoints HFW Nominees Ltd at their office for the time being, presently at Friary Court, 65 Crutched Friars, London, EC3N 2AE, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings” and “Dispute”

In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

32	BAIL-IN

32.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each party hereto acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

33	MISCELLANEOUS

33.1	Change of form or listing

The Agent agrees on behalf of the Creditor Parties that the Corporate Guarantor may change its form of establishment to become a limited partnership and thereafter for the common units of the Corporate Guarantor to be listed on an internationally recognized stock exchange acceptable to the Agent subject to:

(a)	no Event of Default or Potential Event of Default having occurred and being continuing at the relevant time or resulting from such listing;

(b)	the representation in clause 10.3 of the Corporate Guarantee remaining true and correct after such listing is complete;

(c)	the limited partnership is established in a jurisdiction acceptable to the Agent;

(d)	the Borrower and the Security Parties entering into such documentation, at the expense of the Borrower, as may be required to give effect to the necessary amendments to this Agreement and the other Finance Documents required as a result of such change in status of the Corporate Guarantor and its listing, in all respects acceptable to the Agent; and

(e)	receipt by the Agent of any legal opinions, consents or other documentary evidence required as a result of such change in status of the Corporate Guarantor or its listing, in all respects acceptable to the Agent, at the expense of the Borrower.

34	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS

34.1	Confidentiality and disclosure

(a)	The Facility Agent and the Borrower agree to keep each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Facility Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrower pursuant to Clause 5.4; and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement in such form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation, and the Borrowers may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant

34.2	Related Obligations

(a)	The Facility Agent and the Borrower acknowledge that each Funding Rate (and, in the case of the Facility Agent, each Reference Bank Quotation) is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Borrower undertake not to use any Funding Rate or, in the case of the Facility Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Facility Agent and the Borrower agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 34.1 except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 34.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

BORROWER

SIGNED by Panagiotis Piter Kalifidas	)
for and on behalf of	) /s/ Panagiotis Piter Kalifidas
NEFELI NAVIGATION S.A.	)

LENDERS

SIGNED by	) /s/ Panagiotis Piter Kalifidas
for and on behalf of	)
BNP PARIBAS	)

AGENT

SIGNED by	)
for and on behalf of	) /s/ Panagiotis Piter Kalifidas
BNP PARIBAS	)

SECURITY TRUSTEE

SIGNED by John Harry Webster	)
for and on behalf of	) /s/ John Harry Webster
BNP PARIBAS	)

Witness to all the above	)
Signature	)
Name:
Address: